As filed with the Securities and Exchange Commission on September 26, 2019

Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

_________________________

LAM RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)
_________________________

Delaware (State or other jurisdiction of incorporation or organization)	94-2634797 (I.R.S. Employer Identification No.)
4650 Cushing Parkway Fremont, California 94538-6470 (Address of Principal Executive Offices)
_________________________
Savings Plus Plan, Lam Research 401(k) (Full Title of the Plan)
_________________________

George M. Schisler
Vice President, Corporate Legal Services
Lam Research Corporation
4650 Cushing Parkway,
Fremont, California 94538-6470
(510) 572-0200
(Name, address of and telephone number, including area code, of agent for service)

_________________________
Copy to:
Timothy G. Hoxie, Esq. David B. Sikes, Esq. Jones Day 555 California Street, 26th Floor San Francisco, CA 94104

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

_________________________

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value (3)	3,000,000 shares	$236.355	$709,065,000.00	$85,938.68

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued under the Savings Plus Plan, Lam Research 401(k) (the “Plan”) in connection with any stock split, stock dividend or similar transaction.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of the Lam Research Corporation’s (the “Registrant”) Common Stock reported on the Nasdaq Global Select Market on September 20, 2019.

3) In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests in the Plan.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed by the Registrant for the purpose of registering an additional 3,000,000 shares of common stock, par value $0.001 per share, of the Registrant which may be purchased by the Plan in the open market on behalf of Plan participants, as well as an indeterminate amount of additional interests in the Plan. No new shares are being issued in connection with this Registration Statement. Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference into this Registration Statement the contents of its Registration Statement on Form S-8, Registration No. 333-185641, relating to the Plan, except that the provisions contained in Part II of such earlier Registration Statement are modified as set forth in this Registration Statement.

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference:
(a) The Registrant’s Annual Report on Form 10-K (File No. 000-12933) for the fiscal year ended June 30, 2019, filed with the Commission on August 20, 2019;
(b) The Plan’s Annual Report on Form 11-K (File No. 000-12933) for the year ended December 31, 2018, filed with the Commission on June 28, 2019;
(c) The Registrant’s Current Reports on Form 8-K (File No. 000-12933), filed with the Commission on August 14, 2019 and August 26, 2019; and
(d) The description of Registrant’s Common Stock as set forth in the Registrant’s Registration Statement filed with the Commission on Form 8-B on April 11, 1990 and any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents. The Registrant will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of the Registrant’s Current Reports on Form 8-K unless, and except to the extent, specified in such reports.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) generally provides that all directors and officers (as well as other employees and agents of the corporation) may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions in which the action is by or in the right of the corporation, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with defense or settlement of an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a director or officer upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified. The Registrant’s bylaws provide that the Registrant shall indemnify its directors and officers to the maximum extent and in the manner permitted by the DGCL.
As permitted by Section 102(b)(7) of the DGCL, the Registrant’s certificate of incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director’s duty of loyalty to the Registrant and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL regarding the liability of directors for the unlawful payment of dividends or the unlawful stock purchase or redemption and (iv) for any transaction from which the director derived an improper personal benefit.
Section 145 of the DGCL also permits a corporation to purchase and maintain insurance on behalf of any director, officer, employee or agent against any liability asserted against such person acting in his or her capacity, whether or not the corporation would have the power to indemnify such person against such liability. The Registrant provides liability insurance for directors and officers of Lam Research Corporation and its subsidiaries. The Registrant has additionally been authorized to enter into indemnification agreements with each of its Section 16 executive officers and directors, in the forms attached as exhibits to the Registrant’s Annual Report on Form 10-K, and the Registrant has entered into indemnification agreements with such individuals.

Item 8. Exhibits.
The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description
4.1
Restated Certificate of Incorporation of the Registrant, dated November 22, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed on January 30, 2017) (File No. 000-12933).

4.2
Bylaws of the Registrant, as amended and restated, dated May 8, 2019 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on May 13, 2019) (File No. 000-12933).

4.3	Savings Plus Plan, Lam Research 401(k).
23.1	Consent of Moss Adams LLP, independent registered public accounting firm.
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.
24.1	Power of Attorney (included on the signature page hereto).

The Registrant hereby undertakes that the Plan was submitted to the Internal Revenue Service and the Registrant has received a determination that the Plan is qualified in accordance with Section 401(a) of the Internal Revenue Code. The Registrant further undertakes to submit or cause to be submitted, if legally required, any amendments to the Plan to the Internal Revenue Service in a timely manner and to make all changes required by the Internal Revenue Service in order to maintain the qualification of the Plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on September 26, 2019.

LAM RESEARCH CORPORATION (Registrant)

/s/ George M. Schisler
George M. Schisler
Vice President, Corporate Legal Services
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy M. Archer and Douglas R. Bettinger, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy M. Archer	President, Chief Executive Officer and Director	September 26, 2019
Timothy M. Archer	(Principal Executive Officer)

/s/ Douglas R. Bettinger	Executive Vice President and Chief Financial Officer	September 26, 2019
Douglas R. Bettinger	(Principal Financial Officer and Principal Accounting Officer)

/s/ Stephen G. Newberry	Chairman of the Board and Director	September 26, 2019
Stephen G. Newberry

/s/ Sohail U. Ahmed	Director	September 26, 2019
Sohail U. Ahmed

/s/ Eric K. Brandt	Director	September 26, 2019
Eric K. Brandt

/s/ Michael R. Cannon	Director	September 26, 2019
Michael R. Cannon

/s/ Youssef A. El-Mansy	Director	September 26, 2019
Youssef A. El-Mansy

Form S-8 Registration Statement Signature Pages – 401(k)

/s/ Christine A. Heckart	Director	September 26, 2019
Christine A. Heckart

/s/ Catherine P. Lego	Director	September 26, 2019
Catherine P. Lego

/s/ Bethany J. Mayer	Director	September 26, 2019
Bethany J. Mayer

/s/ Abhijit Y. Talwalkar	Director	September 26, 2019
Abhijit Y. Talwalkar

/s/ Lih Shyng Tsai	Director	September 26, 2019
Lih Shyng (Rick L.) Tsai

/s/ Leslie F. Varon	Director	September 26, 2019
Leslie F. Varon

Form S-8 Registration Statement Signatures Pages - 401(k)

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on September 26, 2019.

Savings Plus Plan, Lam Research 401(k)

/s/ Mary Beth Towne
Mary Beth Towne
Chairperson, Savings Plus Plan, Lam Research 401(k) Committee Lam Research Corporation

Form S-8 Registration Statement Signatures Pages - 401(k)